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                                                                     Exhibit 3.1

                     AMENDMENT TO ATMEL CORPORATION BY-LAWS

Section 3.2 of the By-laws of Atmel Corporation has been amended to read in its entirety as follows:

3.2   NUMBER OF DIRECTORS      The Board of Directors shall consist of seven (7)
members. The number of directors may be changed by amendment to this bylaw, duly adopted by the board of directors or by the stockholders, or by a duly adopted amendment to the Certificate of Incorporation.